UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2021

VELODYNE LIDAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38703	83-1138508
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5521 Hellyer Avenue San Jose, California	95138
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (669) 275-2251

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	VLDR	The Nasdaq Stock Market LLC

Warrants, each exercisable for three-quarters of one share of common stock	VLDRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 26, 2021, Joseph B. Culkin, a director of Velodyne Lidar, Inc. (the “Company”), informed the board of directors of the Company (the “Board”) of his decision to resign as a Class III director, effective upon the appointment of a director to fill Mr. Culkin’s Class III seat on the Board. The resignation is not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. On October 27, 2021, Michael Dee resigned as a Class II director and was appointed to fill the vacancy as a Class III director created by Mr. Culkin’s resignation.

On October 27, 2021, the Board appointed Virginia Boulet as a Class II director of the Company. Ms. Boulet is expected to join the Board on November 4, 2021. The Board also appointed Ms. Boulet to the Compensation and Nominating and Governance Committees of the Board.

Ms. Boulet was an adjunct professor of law at Loyola University Law School from 2014 through 2018. From April 2014 until 2019, she was a Managing Director of Legacy Capital, LLC. From 2002 to March 2014, Ms. Boulet was employed as Special Counsel to Adams and Reese, LLP, a law firm. Prior to 2002, Ms. Boulet was a partner at the New Orleans law firms of Phelps Dunbar, LLP for ten years, and Jones Walker for ten years. Ms. Boulet has served on the board of directors of W & T Offshore, Inc., an oil and gas exploration and development company headquartered in Houston, Texas, since March 2005. She is currently the Lead Independent Director, the Chair of the Nominating and Corporate Governance Committee and a member of the Compensation and Audit Committees of W&T Offshore, Inc. Ms. Boulet served on the board of directors of Lumen Technologies, Inc., a global telecommunications company, from May 1995 through 2021. In the past, she also served as President and Chief Operating Officer of IMDiversity, Inc., an online recruiting company. Ms. Boulet received a B.A. in History from Yale University, and a J.D., cum laude, from Tulane University Law School.

There are no disclosable family relationships as required by Item 401(d) of Regulation S-K between Ms. Boulet and the Company or its control persons, and there are no disclosable related person transactions between the Company and Ms. Boulet as required by Item 404(a) of Regulation S-K.

In connection with her appointment, Ms. Boulet will enter into the Company’s standard form of indemnification agreement. Ms. Boulet will receive the Company’s standard non-employee director compensation, which includes an initial grant of $150,000 of restricted stock units (measured based on the average closing price of the Company’s common stock for the 30 days immediately prior to her appointment) to non-employee directors serving on the Board, which award will vest over a three-year period.

A copy of the press release announcing the foregoing is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits:

Exhibit No.	Description

99.1	Press Release dated November 1, 2021

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VELODYNE LIDAR, INC.

DATE: November 1, 2021	By:	/s/ Daniel Horwood
Daniel Horwood
Interim General Counsel